Exhibit 99.1

URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 19, 2013

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q2 Sales and Earnings

PHILADELPHIA, PA, August 19, 2013 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands, today announced record second quarter net income of $76 million for the three months ended July 31, 2013 and net income of $123 million for the six months ended July 31, 2013. Earnings per diluted share were $0.51 and $0.83 for the three and six months ended July 31, 2013, respectively.

Total Company net sales for the second quarter of fiscal 2014 increased to a record $759 million or 12% over the same quarter last year. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, increased 9%. Comparable Retail segment net sales increased 38% at Free People, 9% at Anthropologie and 5% at Urban Outfitters. Wholesale segment net sales rose 17%.

“I am pleased with the strong results we delivered this quarter,” said Richard A. Hayne, Chief Executive Officer. “They were driven by a favorable customer response to our product offerings, improved merchandise margins, the opening of additional stores, and better creative and marketing initiatives in our direct-to-consumer channel,” finished Mr. Hayne.

Net sales by brand and segment for the three and six month periods were as follows:

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
Net sales by brand
Urban Outfitters	$336,575	$310,664	$629,365	$577,054
Anthropologie	315,084	281,808	580,152	516,926
Free People	97,216	73,788	180,540	135,460
Other	9,649	10,009	16,644	15,759

Total Company	$758,524	$676,269	$1,406,701	$1,245,199

Net sales by segment
Retail Segment	$714,991	$639,031	$1,326,962	$1,176,777
Wholesale Segment	43,533	37,238	79,739	68,422

Total Company	$758,524	$676,269	$1,406,701	$1,245,199

For the three months ended July 31, 2013, the gross profit rate improved by 169 basis points versus the prior year’s comparable period. For the six months ended July 31, 2013, the gross profit rate improved by 148 basis points versus the prior year’s comparable period. The improvement in gross profit rate for both periods was primarily due to a reduction in merchandise markdowns primarily driven by improvements at the Anthropologie brand. We also improved our initial merchandise margins and leveraged store occupancy expenses. These improvements were partially offset by a deleveraging of delivery expense primarily related to an increase in direct-to-consumer net sales penetration.

As of July 31, 2013, total inventories increased by $24 million, or 8%, on a year-over-year basis. The growth in total inventories is primarily related to the acquisition of inventory to stock new and non-comparable stores. Comparable Retail segment inventories were flat.

For the three months ended July 31, 2013, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 14 basis points compared to the prior year period. The deleverage was primarily due to increased marketing expenses to support our customer acquisition and retention programs. For the six months ended July 31, 2013, selling, general and administrative expenses, expressed as a percentage of net sales, decreased by 24 basis points compared to the prior year period primarily due to the leverage of direct selling controllable expenses driven by the strong positive Retail segment sales. The leverage in direct selling controllable expenses was partially offset by increases in marketing expenses.

During the six months ended July 31, 2013, the Company opened a total of 17 new stores including: 6 Free People stores, 8 Urban Outfitters stores and 3 Anthropologie stores, and closed 1 Urban Outfitters store and 1 Anthropologie store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 222 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 182 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores, 83 Free People stores in the United States and Canada, catalogs and websites; 2 BHLDN stores and a website and 2 Terrain garden centers and a website, as of July 31, 2013.

Management’s second quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss second quarter results and will be webcast at 5:00 pm. EDT at: http://edge.media-server.com/m/p/9fx3e9i7/lan/en

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
Net sales	$758,524	$676,269	$1,406,701	$1,245,199
Cost of sales	460,281	421,755	869,649	788,206

Gross profit	298,243	254,514	537,052	456,993
Selling, general and administrative expenses	178,926	158,576	344,769	308,140

Income from operations	119,317	95,938	192,283	148,853
Other income, net	207	144	78	443

Income before income taxes	119,524	96,082	192,361	149,296
Income tax expense	43,161	34,790	68,940	54,047

Net income	$76,363	$61,292	$123,421	$95,249

Net income per common share:
Basic	$0.52	$0.42	$0.84	$0.66
Diluted	$0.51	$0.42	$0.83	$0.65
Weighted average common shares and common share equivalents outstanding:
Basic	147,038,073	144,817,752	146,670,110	144,764,072
Diluted	149,361,132	145,614,806	149,086,292	145,592,333
AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	60.7%	62.4%	61.8%	63.3%

Gross profit	39.3%	37.6%	38.2%	36.7%
Selling, general and administrative expenses	23.6%	23.4%	24.5%	24.7%

Income from operations	15.7%	14.2%	13.7%	12.0%
Other income, net	0.1%	0.0%	0.0%	0.0%

Income before income taxes	15.8%	14.2%	13.7%	12.0%
Income tax expense	5.7%	5.1%	4.9%	4.3%

Net income	10.1%	9.1%	8.8%	7.7%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	July 31, 2013	January 31, 2013	July 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$298,546	$245,327	$135,481
Marketable securities	232,296	228,486	135,890
Accounts receivable, net of allowance for doubtful accounts of $1,326, $1,681 and $1,550, respectively	53,807	39,519	48,222
Inventories	347,064	282,411	322,823
Prepaid expenses, deferred taxes and other current assets	69,488	76,541	61,612

Total current assets	1,001,201	872,284	704,028
Property and equipment, net	731,421	733,416	722,058
Marketable securities	210,269	149,585	91,664
Deferred income taxes and other assets	47,970	41,926	76,832

Total Assets	$1,990,861	$1,797,211	$1,594,582

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$128,993	$99,059	$105,786
Accrued expenses, accrued compensation and other current liabilities	149,304	151,136	125,954

Total current liabilities	278,297	250,195	231,740
Deferred rent and other liabilities	193,481	192,428	188,648

Total Liabilities	471,778	442,623	420,388
Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 147,318,292, 146,015,767 and 144,869,307 issued and outstanding respectively	15	15	15
Additional paid-in-capital	93,585	48,276	10,581
Retained earnings	1,438,500	1,315,079	1,173,013
Accumulated other comprehensive loss	(13,017)	(8,782)	(9,415)

Total Shareholders’ Equity	1,519,083	1,354,588	1,174,194

Total Liabilities and Shareholders’ Equity	$1,990,861	$1,797,211	$1,594,582